SECOND AMENDMENT TO THE AGREEMENT AND
PLAN OF MERGER

This Second Amendment the Agreement and Plan of Merger (the “Amendment”) is entered into as of December 1, 2006 to be effective as of August 23, 2006, by and among Solar Power, Inc., a California corporation (“SPI”), Solar Power, Inc., a Nevada corporation formerly known as Welund Fund, Inc. (the “Company”) and Welund Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”). SPI, Company and Merger Sub also collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, SPI, the Company and the Merger Sub are parties to that certain Agreement and Plan of Merger dated August 23, 2006, as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 4, 2006 (the “Merger Agreement”).

WHEREAS, the Merger Agreement provides that the “Final Date” (as defined in the Merger Agreement) can be extended by mutual consent and the parties have extended the Final Date to December 23, 2006 by mutual consent on November 30, 2006.

WHEREAS, SPI, the Company and the Merger Sub desire to amend the Merger Agreement to reflect the extension of the Final Date to December 23, 2006.

WHEREAS, SPI, the Company and the Merger Sub also desire to amend to Merger Agreement to provide for the assumption of SPI’s outstanding stock options by the Company at the Effective Time (as defined in the Merger Agreement).

WHEREAS, the capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Final Date. The last sentence of Section 10.1 of the Merger Agreement is hereby amended as follows:

“As used herein, the “Final Date” shall be December 23, 2006 or as otherwise extended by mutual consent.”

2.    SPI’s Stock Option Plan and Options. Article 2 of the Merger Agreement is hereby amended to include a new Section 2.1(b)(v) as follows:

“(v)  At the Effective Time, each of the then outstanding options to purchase or otherwise acquire shares of SPI (“SPI Option”), whether or not such SPI Option is then exercisable, issued pursuant to the SPI 2006 Equity Incentive Plan (“SPI Option Plan”) or otherwise, will be assumed by the Company (the “Assumed Option”). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in such option and, if applicable, in the SPI Option Plan, immediately before the Effective Time, including provisions with respect to vesting (except as amended to terminate vesting provisions), except that each Assumed Option will be exercisable for that number of shares of common stock of the Company, $.0001 par value, equal to the number of shares of SPI common stock that were issuable upon the exercise of such option immediately before the Effective Time. The duration and others terms of each Assumed Options shall be the same as the original option, including the exercise price for such shares which shall also remain the same, provided however, all references to SPI shall be deemed to be references to the Company.

The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company’s Common Stock for delivery upon the exercise of Assumed Options.”

3.	Exhibits.

3.1	Exhibit A. The definition of Common Stock shall be amended as follows:

“Common Stock” shall mean the issued and outstanding shares of common stock, $.0001, par value, of the Company”

3.2    Exhibits B-1 and B-2. The Nevada Articles of Merger and the California Agreement of Merger set forth as Exhibits B-1 and B-2 to the Merger Agreement are hereby amended to conform to the new Section 2.1(b)(v) set forth above.

4.	Disclosure Schedule.

4.1    Section 4.3 of SPI Disclosure Schedules is hereby amended to include the disclosures set forth in the Addendum to Section 4.3 of SPI Disclosure Schedules, attached hereto.

4.2	Section 4.23 of the Merger Agreement is hereby amended as follows:

“Except for the 2006 Equity Incentive Plan, SPI has no other employee benefit plans currently in effect.”

5.    Effect of Amendment. Except as expressly modified by the provisions hereof, the Merger Agreement is in all respects ratified and confirmed, and shall continue in full force and effect in accordance with its terms. To the extent that there are any inconsistencies between this Amendment and the Merger Agreement, the terms and provisions of this Amendment shall prevail.

6.    Entire Agreement. The Merger Agreement and this Amendment, including the Addendum to Section 4.3 of SPI Disclosure Schedules, taken as a whole, shall supersede any and all agreements, either oral or written, between the Parties with respect to its subject matter.

7.    Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile) each of which when so executed will be deemed an original and all of which, when taken together, will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SOLAR POWER, INC., a California corporation

By: /s/ Stephen C. Kircher
Name: Stephen C. Kircher
Title: Chief Executive Officer and Chairman of Board

SOLAR POWER, INC., formerly WELUND FUND, INC., a Nevada corporation

By: /s/ Terrell W. Smith
Name: Terrell W. Smith
Title: Vice President

WELUND ACQUISITION CORP., a Nevada corporation

By: /s/ Terrell W. Smith
Name: Terrell W. Smith
Title: President

ADDENDUM TO
SECTION 4.3 TO
SPI DISCLOSURE SCHEDULES

(a)    Options. SPI has reserved 2,000,000 shares of its common stock under its 2006 Equity Incentive Plan. SPI intends to grant options to purchase up to 2,000,000 shares of its common stock prior to the Effective Time. SPI will provide a complete list of the options granted by SPI prior to the Closing. Such list will contain the names of the optionee, the number of shares exercisable by the respective optionees under each option grant, and the exercise price.

(b)    Reserved Stock. SPI has reserved an aggregate of 500,000 shares of common stock which were to be issued to Dale Renewables Consulting, Inc., (“DRCI”) in connection with the merger with DRCI and SPI. Although, no shares of common stock were issued to DRCI in connection with the merger, SPI may issue such shares prior to the Effective Time of Merger. Any and all stock issuances will be reflected in the Merger Certificate to be delivered at the Closing.